U.S. GOLD CORPORATION
Exhibit 11 to Form 10-Q
for the Three and Six Month Period Ended June 30, 1997 and 1996


Computation of Weighted Average Shares Outstanding Used in Earnings Per Share Calculations (1)(2):
                          Three Months Ended    Six Months Ended
                             June 30,              June 30,
                          1997       1996       1997      1996

Total shares issued,
 beginning                13,853,894 13,806,505 13,854,119 13,806,505

Weighted average
 treasury shares acquired
 and retired                     (43)         0       (190)         0

Weighted average shares
 issued                   13,853,851 13,805,505 13,853,929 13,806,505

Weighted average of common
 stock equivalents:
  Unexercised stock options        0          0          0          0
  Less:  Buy back of common
   shares under treasury
   stock method using average
   price.                          0          0          0          0

                          13,853,851 13,806,505 13,853,929 13,806,505

(1) Common stock equivalents not considered since their effect would be antidilutive.

(2) Fully diluted computations not made as total shares and share equivalents outstanding would be effected by less than 3%.